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EXECUTION

Exhibit 10.5

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), effective as of the Closing or a certain Plan of Merger among the Company, GT Solar Holdings, LLC and various other parties ("Effective Date"), is entered into by and between Daniel Lyman (the "Executive") and GT Equipment Technologies, Inc., a New Hampshire corporation (the "Company").

        WHEREAS, the Company wishes to employ the Executive and the Executive wishes to enter into such employment, upon and subject to the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Term.    The term of the Executive's employment under this Agreement (the "Term") shall commence on the Effective Date and shall continue, subject to earlier termination in accordance with Section 4 below, until the second anniversary of the Effective Date, provided that on the second anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each, an "Extension Date") the Term, unless earlier terminated in accordance with Section 4 below, shall automatically extend for one additional year unless either party gives the other written notice of non-extension at least ninety (90) days prior to the applicable Extension Date. The date on which the Executive's employment under this Agreement terminates for any reason shall be the "Termination Date."

2.    Employment.    During the Term, the Executive shall serve the Company, and the Company shall employ the Executive, three days per business week as General Counsel reporting to the Chief Executive Officer of the Company or in such other comparable executive capacity or capacities, and with such reporting responsibilities, as may be determined from time to time by the Company's Board of Directors (the "Board"). The Executive shall use the Executive's best and most diligent efforts to promote the interests of the Company; shall discharge the Executive's duties in a highly competent manner; and shall devote the Executive's best business judgment, skill and knowledge to the performance of the Executive's duties and responsibilities hereunder.

3.    Compensation and Benefits.

        (a)    Salary.    During the Term, the Executive shall be paid a salary at the rate of Ninety Thousand Dollars ($90,000) annually for a three day work week (the "Base Salary"). The Base Salary shall be reviewed annually by the Company's Board of Directors (the "Board").

        (b)    Bonus.    The Executive shall be eligible throughout the Term to receive bonuses pro rated to reflect the Executive's three day work week (each a "Bonus") in accordance with the bonus practices generally applicable to senior managers of the Company (the "Bonus Plan"). The Executive's target Bonus for fiscal year 2006 shall be fifteen percent (15%) of Base Salary.

        (c)    Long-Term Incentive.    The Executive shall be eligible to participate, pro rata, in such long-term incentive compensation plans, programs or arrangements as shall be determined by the Chief Executive Officer. The terms of such participation including the size and type of awards thereunder ("Awards") shall be within the sole discretion of the Board.

        (d)    Reimbursement of Expenses.    The Company shall pay or reimburse the Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by the Executive in performing the Executive's obligations under this Agreement.

        (e)    Other Benefits.    During the Term, the Executive shall be eligible to participate, pro rata, in long-term disability insurance "401(k)" benefits, and in any other employee benefit plans or programs, other than medical, on terms generally applicable to senior managers of the Company. The Executive shall be entitled to pro rata vacation at the minimum rate of three weeks vacation per year and otherwise pursuant to the terms of the Company's vacation policy in effect from time to time.

4.    Termination of Employment.

        (a)   Either party may terminate the Executive's employment hereunder at any time, and for any reason, provided that the Executive shall provide thirty (30) days written notice of a voluntary termination as described in Section 4(e) below. The terms and condition of any such termination shall be as set forth in this Section 4.

        (b)    Termination for Cause.    If it has "Cause," as defined below, the Company shall have the right, exercisable by written notice to the Executive, to terminate the Executive's employment effective upon the giving of such notice (or such later date as shall be specified in such notice), in which case (i) the Company shall have no further obligation hereunder to the Executive, except for payment of Base Salary and provisions of benefits through the Termination Date, and (ii) any unvested Awards shall expire immediately. For purposes of this Agreement, "Cause" means the Executive's: (i) conviction of, or plea of guilty or nolo contendere to, any felony or other crime punishable by imprisonment; (ii) gross misconduct, misconduct that is repeated after written notice to the Executive, gross negligence, or negligence that is repeated after written notice to the Executive; (iii) fraud or embezzlement; or (iv) willful failure or refusal to perform his obligations under this Agreement, unless such failure or refusal is corrected within thirty (30) days after notice to the Executive. If the Executive's employment is terminated for any reason other than for Cause and it is thereafter determined that the Company could have terminated such employment for Cause, such termination shall be deemed to have been for Cause and the Executive's rights and obligations shall be adjusted accordingly.

        (c)    Termination as a Result of the Executive's Death or Disability.    The Executive's employment under this Agreement shall terminate upon (i) the Executive's death or (ii) the Executive's Disability (as defined below) after thirty (30) days written notice by the Company, whereupon the Executive or the Executive's estate, as the case may be, will be entitled to receive: (A) accrued Base Salary and benefits through the Termination Date, (B) any accrued and unpaid Bonus for the year prior to the year in which the Termination Date occurs, and (C) a Bonus for the year in which the Termination Date occurs equal to the target Bonus prorated to reflect the Executive's actual period of employment during the year in which the Termination Date occurs. Additionally, the Executive's rights to any Awards will be determined pursuant to any applicable plans or agreements and the Executive shall have no other rights except as may be specifically set forth in writing under a Company plan or a program applicable to the Executive.

For purposes of this Agreement, "Disability" shall have the meaning set forth in any long-term disability plan in which the Executive participates, and in the absence thereof shall mean that, due to physical or mental illness, the Executive is unable to perform the Executive's duties on a full-time basis hereunder for (i) a period in excess of one hundred twenty (120) consecutive days or (ii) more than one hundred eighty (180) days in any consecutive twelve (12) month period.

        (d)    Termination Without Cause or for Good Reason.

        If the Executive's employment is terminated by the Executive for "Good Reason" (as defined below or by the Company for any reason other than (i) the Executive's death or Disability or (ii) for Cause, and provided that the Executive shall have entered into a release of claims in favor of the company in a form acceptable to the Company (the "Release"), and also provided that the Executive has complied with the Release and the "Restrictive Covenant Agreement" (as defined below), the Executive shall be entitled to the following:

            (i)  accrued Base Salary and benefits through the Termination Date;

           (ii)  any accrued and unpaid Bonus for the year prior to the year in which the

        Termination Date occurs;

          (iii)  cash severance payments equal in the aggregate to the Executive's annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following the Termination Date;

        and

          (iv)  continuation of the Executive's benefits for a period equal to the lesser of (i) twelve (12) months, or (ii) the period ending on the date the Executive first becomes entitled to similar benefits under any plan maintained by any person for whom the Executive provides services as an employee or otherwise.

The Executive's rights with respect to any Awards shall be determined pursuant to any applicable plans or agreements and the Executive shall have no other rights except as may be specifically set forth in writing under a Company plan or program applicable to the Executive.

For purposes of this Agreement, "Good Reason" shall mean the Company's material breach of this Agreement; provided that the Executive has delivered written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date the Executive provides such notice.

        (e)    Termination by the Executive other than for Good Reason.    The Executive may terminate employment with the Company other than for Good Reason upon thirty (30) days written notice to the Company, in which case (i) the Company shall have no further obligation hereunder to the Executive, except for payment of Base Salary and provision of benefits through the Termination Date, and (ii) the Executive's rights with respect to any Awards shall be determined pursuant to any applicable plans or agreements.

5.    Confidential Information, Non-Competition; Non-Solicitation.    The Executive has executed and will comply with the Employee, Non-Competition, Non-Disclosure, Proprietary Information and Patent and Invention Assignment Agreement dated December 30, 2005 (the "Restrictive Covenant Agreement"), between the Company and the Executive.

6.    No Conflict.    The Executive represents and warrants that the Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent the Executive from entering into this Agreement or would conflict with the performance of the Executive's duties pursuant to this Agreement. The Executive represents and warrants that the Executive will not engage in any activity which would conflict with the performance of the Executive's duties pursuant to this Agreement.

7.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by courier service or first-class mail, certified or registered and with return receipt requested, and shall be deemed to have been duly given on the date receipt is recorded by the appropriate delivery service, or may be delivered personally by hand to the respective persons named below:

If to the Company:

GT Equipment Technologies, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054
Attention: Chief Executive Officer

If to the Executive:

Daniel F. Lyman
415 North River Road
Manchester, NH 03104

Either party may change such party's address for notices by notice duly given pursuant hereto.

8.    Dispute Resolution.    Any dispute or controversy between the Company and the Executive relating to this Agreement shall be settled by binding arbitration in the City of Manchester, State of New Hampshire, pursuant to the governing rules of the American Arbitration Association and shall be subject to the provisions of New Hampshire Revised Statutes Annotated Chapter 542. Judgment upon the award may be entered in any court of competent jurisdiction.

9.    Assignment; Successors.    This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

10.    Governing Law.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New Hampshire.

11.    Withholding.    The company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

12.    Headings.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

13.    Waiver; Modification.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power hereunder at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

14.    Severability.    If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

15.    Entire Agreement: Effect on Certain Prior Agreements.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between the Executive and the Company or any successor, predecessor or affiliate; provided, however, that nothing in this Agreement shall affect the Executive's obligations under the Restrictive Covenant Agreement.

16.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written.

GT EQUIPMENT TECHNOLOGIES, INC.
By:	/s/ KEDAR P. GUPTA
Its:	CEO
EXECUTIVE
/s/ DANIEL F. LYMAN 12/24/05 Daniel F. Lyman

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  Exhibit 10.5
EMPLOYMENT AGREEMENT